Exhibit 99.1

        Ohio Legacy Corp Announces Redemption of Stock Purchase Warrants


    WOOSTER, Ohio--(BUSINESS WIRE)--June 9, 2005--Ohio Legacy Corp (NASDAQ:OLCB) announced that it has called for redemption of the common stock purchase warrants that were issued in connection with the Company's initial public offering in October 2000 (the "IPO Warrants"). In accordance with the terms of the IPO Warrants, the Company is notifying holders that it has set August 6, 2005, as the "Redemption Date."
    Warrant holders have until August 5, 2005, to exercise their right to purchase the Company's common stock underlying the IPO Warrants at a price of $10.00 per share. All outstanding IPO Warrants will terminate at 5:00 p.m., New York Time, on August 5, 2005. The IPO warrants will be redeemed by the Company on the Redemption Date at a redemption price of $0.10 (ten cents) per IPO Warrant. As of June 6, 2005, there were 170,860 IPO Warrants outstanding.
    Additional information may be obtained by contacting:

Ohio Legacy Corp
305 West Liberty Street
Wooster, OH   44691
330-263-1989
330-263-1955

    ABOUT OHIO LEGACY CORP

    Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking offices in Canton, Millersburg and Wooster, Ohio.


    CONTACT: Ohio Legacy Corp
             L. Dwight Douce or Eric S. Nadeau, 330-263-1955 http://www.ohiolegacycorp.com